Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

among

CELLCO PARTNERSHIP,

AIRTOUCH CELLULAR,

ABRAHAM MERGER CORPORATION,

ALLTEL CORPORATION

and

ATLANTIS HOLDINGS LLC

Dated as of June 5, 2008

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2008 (this “Agreement”), among Cellco Partnership, a Delaware general partnership doing business as Verizon Wireless (“Parent”), AirTouch Cellular, a California corporation doing business as Verizon Wireless (“Buyer”), Abraham Merger Corporation, a Delaware corporation (“Merger Sub”), Alltel Corporation, a Delaware corporation (the “Company”), and Atlantis Holdings LLC, a Delaware limited liability company (“Seller”),

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately following the execution of this Agreement, Seller will execute and deliver to the Company and Buyer a stockholder written consent adopting this Agreement and approving the transactions set forth herein, including the Merger, which stockholder consent shall constitute the required adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the Company’s stockholders; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, an Affiliate of Buyer is entering into the Debt Agreements;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Buyer.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 10:00 a.m. on the date (the “Closing Date”) following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) that is the earlier of (a) any Business Day as may be specified by Buyer on no less than three Business Days’ prior notice to the Company and (b) the final day of the Financing Period, or such other date or time specified by the parties in writing; provided that in no event shall the Closing Date be prior to December 12, 2008.

Section 1.3 Effective Time; Share Issuance. On the Closing Date (or such other date as Buyer and the Company may agree in writing), the Company shall execute and file the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Buyer and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”). Immediately prior to, and conditioned upon the occurrence of, the Effective Time, the Company shall sell to Buyer, and Buyer shall purchase from the Company, for an amount equal to the aggregate consideration to be paid in respect of Company Securities pursuant to Section 1.8 (the “Share Purchase Amount”) payable as provided in Section 1.9, one duly authorized, validly issued, fully paid and non-assessable share of Company Common Stock.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Company Charter and By-laws of the Surviving Corporation.

(a) The certificate of incorporation of the Company shall be amended in the Merger to read in its entirety to be the same as the certificate of incorporation of Merger Sub, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL, except that the name of the Surviving Corporation shall be “Alltel Corporation.”

(b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until duly amended as provided therein or in the certificate of incorporation of the Surviving Corporation or applicable Law, except that the name of the Surviving Corporation shall be Alltel Corporation.

Section 1.6 Directors. The directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8 Conversion.

(a) Conversion of Company Common Stock. At the Effective Time, in accordance with the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares to be canceled pursuant to Section 1.8(b) and (y) shares of Company Common Stock held by any holder of Company Common Stock that has properly demanded appraisal of any of its shares of Company Common Stock in accordance with Section 262 of the DGCL and not withdrawn such demand) shall be canceled and converted into the right to receive in cash, without interest, an amount (the “Full Cash Amount”) equal to the quotient obtained by dividing (A) (1) the Purchase Price, minus (2) the Supplemental Retention Amount, to the extent paid or payable at or prior to Closing, plus (3) the aggregate exercise price of all Company Options in respect of which a payment is required to be made pursuant to Section 1.8(c), by (B) the total number of shares of Company Common Stock and Company Options in respect of which a payment is required to be made pursuant to Section 1.8(c) that are outstanding immediately prior to the Effective Time, other than any Company Securities held by the Company or its Subsidiaries; provided that such amount shall be calculated and payable in accordance with Section 1.11.

(b) Cancellation of Company Securities Owned by the Company and Parent. At the Effective Time, any Company Securities that are owned by the Company, Parent or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Company Options. Each Company Option issued and outstanding as of the Effective Time shall be canceled and, except in the case of any Performance Based Option (as defined in the Option Plan), shall be converted into the right to receive in cash, without interest, an amount equal to the product of (i) the excess, if any, of (A) the Full Cash Amount over (B) the exercise price payable by the holder of such Company Option for a share of Company Common Stock (regardless of whether such Company Options were then exercisable) and (ii) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time; provided that such amount shall be calculated and payable in accordance with Section 1.11. For the avoidance of doubt, the immediately preceding sentence means that each Company Option with an exercise price at or above the Full Cash Amount and each Performance Based Option shall be canceled without any right to receive any consideration therefor. The Company shall take any and all actions necessary to effectuate this Section 1.8(c), including adopting any plan amendments and using its reasonable best efforts to obtain any required consents.

(d) Certain Adjustments. The amounts payable pursuant to this Agreement in respect of Company Securities shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

(e) Conversion of Merger Sub Interests. Each of the shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into and shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 1.9 Closing Date Payments. At the Closing, at the Company’s direction, Buyer shall deliver (i) to the Exchange Agent, by wire transfer of immediately available funds to an account designated by the Exchange Agent, for payment in accordance with Section 1.11, an amount (the “Exchange Fund”) equal to the Share Purchase Amount minus the aggregate amount payable pursuant to Section 1.8(c) in respect of Company Options and (ii) to the Company, by wire transfer of immediately available funds to an account designated by the Company, an amount equal to the aggregate amount payable pursuant to Section 1.8(c) in respect of Company Options.

Section 1.10 Merger Consideration Schedule. Seller shall have sole responsibility for allocation of the payments contemplated by this Article I among the Company Securityholders and shall deliver to the Exchange Agent and Buyer at the Closing a complete and correct schedule (the “Merger Consideration Schedule”) setting forth the name of and payment instructions for each Company Securityholder and the amount payable to each Company Securityholder pursuant to Section 1.11. Seller shall have sole responsibility for any inaccuracies in the Merger Consideration Schedule.

Section 1.11 Payment for Company Securities.

(a) As of the Effective Time, each Company Securityholder shall be entitled to receive the amount specified in Section 1.8(a) in respect of each share of Company Common Stock owned by such holder and the amount specified in Section 1.8(c) in respect of each Company Option owned by such holder. In the event of a transfer of ownership of any shares of Company Common Stock that is not registered in the transfer records of Company, the proper amount of cash may be paid to a transferee if such transferee presents to the Exchange Agent documents reasonably required to evidence and effect such transfer and reasonable evidence that any applicable stock transfer Taxes have been paid.

(b) As promptly as practicable after the Effective Time (but in no event later than the close of business on the Closing Date), (i) the Exchange Agent shall deliver to each holder of Company Common Stock and (ii) the Company shall deliver to each holder of any Company Option, the amount to which such holder is entitled pursuant to Section 1.11(a) with respect thereto, in each case as set forth on the Merger Consideration Schedule.

(c) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time, and all certificates or other documents in possession of the Exchange Agent relating to the transactions contemplated hereby as of the end of that period, shall be promptly delivered to the Company, and the Exchange Agent’s duties shall thereupon terminate. Thereafter, each former holder of Company Common Stock shall be entitled to receive from the Company, subject to any applicable abandoned property, escheat or similar Law, the payments required to be made pursuant to this Agreement in respect of the Company Common Stock formerly held by such holder, without any interest thereon, calculated in accordance with this Agreement. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, Buyer, the Surviving Corporation or the Exchange Agent shall be liable to any Company Securityholder for any cash delivered to a Governmental Authority or public official pursuant to any abandoned property, escheat or similar Law.

(d) Each of the Exchange Agent, Parent, Buyer and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable to any Company Securityholder such amounts as the Exchange Agent, Parent, Buyer or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. federal, state or local tax law or any other non-U.S. tax law or any other applicable legal requirement. To the extent that amounts are so withheld by the Exchange Agent, Parent, Buyer or the Surviving Corporation in accordance with such requirements and paid over to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of which such withholding was made.

Section 1.12 No Further Ownership Rights in Company Securities. All cash paid in respect of Company Securities in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Securities, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

Section 1.13 Appointment of Exchange Agent. At the Closing, Buyer and Seller shall enter into an exchange agent agreement (the “Exchange Agreement”) with an exchange agent (the “Exchange Agent”) selected by Seller and reasonably satisfactory to Buyer. The Exchange Agreement shall not contain any provisions that are not contemplated by this Agreement other than customary mechanical provisions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed between January 1, 2008 and the date of this Agreement (other than any disclosures set forth in any risk factor section or in any section relating to forward-looking statements, and any other disclosures included therein to the extent they are generic, predictive or forward-looking in nature, whether or not appearing in such sections), but only to the extent the applicability of such disclosure to any representation or warranty contained in this Article II is readily apparent on its face, provided that the foregoing clause (i) shall not apply to Section 2.14(d) hereof, or (ii) as disclosed in the Company Disclosure Letter (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other Section of this Article II to which the relevance of such item is readily apparent on its face), the Company represents and warrants to the Parent, Buyer and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

Section 2.1 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary, except for any failure to be so qualified or in good standing that does not constitute a Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated hereby. The Company has made available to Buyer complete copies of the Organizational Documents of the Company as currently in effect, and the Company is not in violation of any provision of such Organizational Documents.

Section 2.2 Corporate and Governmental Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Company, other than approval of this Agreement by the Company’s stockholders, which shall be obtained immediately after the execution and delivery of this Agreement. The Company has duly executed and delivered this Agreement and the Ancillary Agreements. Each of this Agreement and each Ancillary Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).

(b) Except as set forth on Section 2.2 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) such filings and consents as may be required by the Federal Communications Commission (the “FCC”) under the Communications Act of 1934, as amended (the “Communications Act”), or by the rules and regulations promulgated by the FCC (the “FCC Rules”), (iii) such filings or consents as may be required by local and state Governmental Authorities pursuant to local or state Laws regulating the telecommunications business, (iv) any actions or filings under Laws the absence of which would not constitute a Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated hereby or thereby and (v) actions or filings that may arise solely as a result of the Financing or the status or identity of Parent or any of its Affiliates.

Section 2.3 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries, or of any order, judgment or decree applicable to any of them, (ii) assuming compliance with the matters referred to in Section 2.2(b), conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement or other instrument (including with respect to any Intellectual Property) to which the Company or any of its Subsidiaries is a party or any License affecting the assets or business of the Company and its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any assets of the Company or any of its Subsidiaries, except, in the case of clauses (iii) and (iv), as would not constitute a Material Adverse Effect and except as may arise in connection with the Financing or the status or identity of Parent or any of its Affiliates.

Section 2.4 Capitalization.

(a) The authorized capital stock of the Company consists of 550,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), and 50,000,000 shares of preferred stock of which 454,000,122.50 shares of Company Common Stock and no shares of preferred stock are issued and outstanding. All of the issued shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 2.4(a), and except for Company Options that will be canceled at the Effective Time in accordance with Section 1.8(c), there are no outstanding (i) shares of capital stock of or other voting or equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, any capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Equity Interests”), (iv) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Equity Interests.

Section 2.5 Subsidiaries; Ownership Interests.

(a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all powers (corporate or otherwise) required to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each of the jurisdictions in which the nature of its business or the properties owned, leased or operated by it makes such qualification or licensing necessary, except for any failure to be so qualified or in good standing that does not constitute a Material Adverse Effect. The authorized, issued and outstanding shares of capital stock of and other voting or equity interests in all Subsidiaries of the Company, their respective jurisdictions of formation and the Company’s direct or indirect ownership interest in such Subsidiaries are identified in Section 2.5(a) of the Company Disclosure Letter. The Company has made available to Buyer complete copies of the Organizational Documents of each Subsidiary of the Company as currently in effect, and no such Subsidiary is in material violation of any provision of its Organizational Documents.

(b) All of the outstanding shares of capital stock of and other voting or equity interests in each Subsidiary of the Company have been duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company or one of its wholly owned Subsidiaries as set forth in Section 2.5(a) of the Company Disclosure Letter, free and clear of any Liens. Except as set forth in Section 2.5(a) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, any capital stock of or voting or equity interests in any Subsidiary of the Company or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities.

(c) Except as set forth in Section 2.5(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

Section 2.6 SEC Documents; Financial Statements; Accounting Controls.

(a) The Company and its Subsidiaries have timely filed all forms, documents, statements and reports required to be filed by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (the forms, documents, statements and reports filed with the SEC since January 1, 2004, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the 1934 Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit, as the case may be, to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.6(a) of the Company Disclosure Letter, no Subsidiary of the Company is subject to, or otherwise required to comply with, the periodic reporting requirements of the 1934 Act.

(b) Each of the financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments expressly described therein, including the notes thereto, none of which, in the case of any unaudited statements included in Company SEC Documents filed after December 31, 2007, have been or will be material to the Company and its Subsidiaries, taken as a whole) and were prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto).

(c) The Company and its Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act) as required by the 1934 Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) under the 1934 Act) to ensure the material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the 1934 Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 2.7 No Undisclosed Material Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Section 2.7 of the Company Disclosure Letter, (b) liabilities and obligations fully reflected or reserved against in the Audited Balance Sheet or specifically disclosed in the notes thereto, (c) liabilities or obligations incurred pursuant to the transactions contemplated hereby, including the Financing, (d) liabilities and obligations arising out of the performance required in accordance with their terms of any Contract listed on Section 2.18 of the Company Disclosure Letter (or not required to be listed thereon) in effect as of the date hereof or entered into in compliance with Section 4.1, or performance obligations required under applicable Law, and (e) liabilities and obligations incurred in the ordinary course of business consistent with past practice that do not constitute a Material Adverse Effect.

Section 2.8 Compliance with Laws.

(a) Since January 1, 2005, the businesses of each of the Company and its Subsidiaries have not been conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement or License of any Governmental Authority (collectively, “Laws”), except for such violations that do not constitute a Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same except for such investigations or reviews that do not constitute a Material Adverse Effect. The Company and its Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions and orders issued or granted by a Governmental Authority and all other authorizations, consents and approvals issued or granted by a Governmental Authority (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which does not constitute a Material Adverse Effect (the “Material Licenses”).

(b) Section 2.8(b) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of (i) all Material Licenses and, to the extent not otherwise constituting Material Licenses, all Licenses issued or granted to the Company or any of its Subsidiaries by the FCC (“FCC Licenses”), all Licenses issued or granted to the Company or any of its Subsidiaries by State Commissions regulating telecommunications businesses (“State Licenses”), and all Licenses issued or granted to the Company or any of its Subsidiaries by foreign Governmental Authorities regulating telecommunications businesses (together with such Material Licenses, FCC Licenses and State Licenses, the “Company Licenses”), (ii) all pending applications for Licenses that would be Company Licenses if issued or granted; and (iii) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Company License. Each of the Company and its Subsidiaries is in compliance with its obligations under each of the FCC Licenses and the rules and regulations of the FCC, and with its obligations under each of the other Company Licenses, in each case except for any failures to be in compliance that do not constitute a Material Adverse Effect. There is not pending or, to the Knowledge of the Company, threatened before the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any of the Company Licenses, in each case, except as does not constitute a Material Adverse Effect. The FCC actions granting all FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened, any application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Authority which challenges or questions the validity of or any rights of the holder under any such License, in each case, except as does not constitute a Material Adverse Effect.

(c) Section 2.8(c) of the Company Disclosure Letter lists all E-911 Phase I or Phase II deployment requests by a public safety answering point pursuant to 47 C.F.R. §20.18 of the FCC’s rules (“Deployment Requests”) that have been received by the Company as of May 1, 2008 and describes the status of each Deployment Request listed thereon.

(d) No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the U.S. Department of the Treasury in respect of any FCC License, nor will the consummation of the transactions contemplated hereby cause the FCC to require the Company or any of its Affiliates to refund to the FCC all or any portion of any bidding credit which the Company or any of its past or current Affiliates may have received from the FCC in connection with any FCC License.

(e) Since November 16, 2007, no FCC License has been assigned or transferred to any Person other than the Company or any of its Subsidiaries, returned to the FCC, terminated or canceled.

(f) (i) The Company has completed all relocation of incumbent point-to-point microwave licensees required to be completed by the Company in connection with the build-out of the FCC Licenses as and to the extent conducted to date by the Company, and has entered into one or more appropriate microwave relocation agreements in connection therewith; (ii) for each microwave relocation agreement in respect of the FCC Licenses to which the Company is a party, (x) the Company has fully completed performance, and (y) the incumbent microwave licensee has, to the Company’s Knowledge, fully complied with such agreement and has filed with the FCC applications or notifications on FCC Form 601 to relinquish its rights to the microwave path(s) that are the subject of such agreement; and (iii) except as set forth on Section 2.8(f) of the

Company Disclosure Letter, the Company has paid all microwave relocation cost-sharing obligations in respect of the FCC Licenses (within the meaning of 47 C.F.R. §§24.239—24.253) of which the Company has been notified by the Personal Communications Industry Association microwave reimbursement clearinghouse.

(g) An AMPS sunset certification has been filed for each Part 22 Cellular License held by the Company or any of its Subsidiaries for which AMPS service has been discontinued certifying that as a result of the Company’s sunset of its AMPS network there will be no loss in Cellular Geographic Service Area. Neither the Company nor any of its Affiliates has received any notification from the FCC informing it that any such certification is unacceptable or results in a change to such license’s Cellular Geographic Service Area.

Section 2.9 Environmental Matters.

(a) Except as set forth in Section 2.9 of the Company Disclosure Letter or as does not constitute a Material Adverse Effect:

(i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws and have a program for monitoring and ensuring compliance with Environmental Laws;

(ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or by any Person at, on or under any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries in any manner that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws;

(iii) neither the Company nor any of its Subsidiaries has received in writing any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Authority or any other Person asserting that the Company or any of its Subsidiaries is or may be in violation of, or liable under, any Environmental Law;

(iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to, or that would reasonably be expected to give rise to, any liability under Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the Knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries under Environmental Law;

(v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities;

(vi) each of the Company and each of its Subsidiaries has made all required notifications and obtained and is in compliance with all environmental permits, approvals, and licenses required for the conduct of its business, including those relating to the construction, installation or operation of facilities and equipment such as those relating to underground storage tanks, aboveground storage tanks, generators and wetlands;

(vii) neither the Company nor any of its Subsidiaries has agreed to indemnify or hold harmless any Person for environmental obligations relating to operations that have been sold or transferred to any third parties or for any activities that do not relate to the current business of Company and its Subsidiaries; and

(viii) neither the Company, its Subsidiaries nor any of their respective properties or facilities treats, stores or accepts any Hazardous Substances as would require a Resource Conservation Recovery Act permit.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances or (iii) worker safety or protection.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum, radon, asbestos, toxic molds, urea formaldehyde or polychlorinated biphenyls.

Section 2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, the term “Company Benefit Plan” shall mean any benefit plan, program, arrangement or agreement, including any such plan, program, arrangement or agreement that is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, arrangement or agreement for the benefit of the current or former employees, independent contractors or directors of the Company or its Subsidiaries that is sponsored or maintained by the Company or any of its Subsidiaries to or for which Company or any of its Subsidiaries has any liability, whether contingent or otherwise.

(b) The Company has heretofore made available to Buyer true and complete copies of each of the material Company Benefit Plans and (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, (ii) the most recent (A) Annual Reports (Form 5500 Series) and accompanying schedules, if any, (B) audited financial statements and (C) actuarial valuation reports, (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan, and (iv) any related trust agreement or funding instrument now in effect or required in the future as a result of the transactions contemplated by this Agreement.

(c) Except as set forth on Section 2.10(c) of the Company Disclosure Letter:

(i) each of the Company Benefit Plans has been established, operated and administered in all material respects in accordance with the terms of such Company Benefit Plan and applicable Laws, including ERISA, the Code and in each case the regulations thereunder;

(ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of the Company, there are no existing circumstances or events that have occurred that would reasonably be expected to result in the revocation of such letter;

(iii) no Company Benefit Plan is subject to Title IV of ERISA;

(iv) no Company Benefit Plan provides health, life insurance or disability benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA);

(v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(vi) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

(vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been timely made or paid in accordance with the terms of such Company Benefit Plan and applicable law, and all material liabilities arising in respect of each such Company Benefit Plan have been properly accrued or reserved for in accordance with GAAP;

(viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code;

(ix) each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder;

(x) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan and no Company Benefit Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived, and neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Benefit Plan pursuant to Section 401(a)(29) of the Code;

(xi) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries; and

(xii) the terms of each Company Option permit the cancellation thereof in the manner described in Section 1.8(c), without the consent, agreement or other action or approval by the holder thereof.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in Section 1.8(c), or (iii) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

Section 2.11 Interested Party Transactions. Except for employment-related Contracts filed or incorporated by reference as an exhibit to the Company SEC Documents filed prior to the date of this Agreement or Company Benefit Plans, Section 2.11 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) present executive officer or director of either the Company or any of its Subsidiaries or any person that has served as such an executive officer or director within the last two years or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than 5% of the Shares as of the date hereof or (iii) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries) (each, an “Affiliate Transaction”).

Section 2.12 Absence of Certain Changes. Except as set forth in Section 2.12 of the Company Disclosure Letter, (a) from December 31, 2007 through the date hereof, (i) the Company and its Subsidiaries have conducted in all material respects their respective businesses in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action that, if taken without Buyer’s consent following the date hereof, would be prohibited by Section 4.1 (b), (c), (d), (e), (g), (h), (i), (j), (k), (l), (n), (o), (p), (q), ( r), (s), (t) or (u), and (b) since December 31, 2007, there has not been any fact, circumstance, event, change, effect or occurrence that constitutes a Material Adverse Effect.

Section 2.13 Investigations; Litigation. Except as set forth in Section 2.13 of the Company Disclosure Letter or accurately disclosed in all material respects in the Company SEC Documents filed prior to the date hereof, there is as of the date hereof no material Litigation pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties, assets or rights. There are no material orders, judgments or decrees of any Governmental Authority against the Company or any of its Subsidiaries or any Company Benefit Plan.

Section 2.14 Tax Matters. Except as set forth in Section 2.14 of the Company Disclosure Letter:

(a) Procedure and Compliance. (i) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects, (ii) the Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), including any Taxes required to be withheld from amounts owing to any employee, creditor, shareholder or other third party, except in the case of clause (i) (but solely with respect to the accuracy of the amounts shown as due on filed Tax Returns) or clause (ii) with respect to matters for which adequate reserves are reflected in accordance with GAAP in the financial statements of the Company and its Subsidiaries, (iii) the U.S. consolidated federal income Tax Returns of the Company through the Tax year ending December 31, 2005 have been examined (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) all material assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, and (vi) there are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP.

(b) Tax Sharing, Consolidation and Similar Arrangements. Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax Asset (other than an agreement or arrangement solely among members of a group the common parent of which is or was the Company or a Subsidiary of the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract, or otherwise.

(c) Certain Transactions. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date. Neither the Company nor any Subsidiary of the Company is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any similar transaction for state (or, to the Knowledge of the Company, local or foreign) income Tax purposes. None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof. Neither the Company nor any of its Subsidiaries has received notice in writing during the last three years of any claim made by a Governmental Authority in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by such jurisdiction.

(d) Spin-Off. Neither Seller nor any Sponsor (nor any Person that would be treated as acting on behalf of Seller or any Sponsor under Treasury Regulation Section 1.355-7(h)) had any “agreement, understanding, arrangement, substantial negotiations, or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) with the Company (or any Person that would be treated as acting on its behalf under Treasury Regulation Section 1.355-7(h)) regarding the acquisition of the Company by Seller or any Sponsor or any Sponsor-managed investment fund at any time during the two-year period ending on July 17, 2006. The private letter rulings granted to the Company by the IRS on April 7, 2006 and July 12, 2006, and by the State of Arkansas Department of Finance and Administration on May 19, 2006, with respect to the spin-off of the wireline business completed on July 17, 2006 (the “PLRs”) have not been revoked, and there has been no substantive correspondence with the IRS or the State of Arkansas regarding the PLRs since the issuances thereof. The Company is not aware of any fact or circumstance that could reasonably be expected to affect the validity of the PLRs or could reasonably be expected to result in a Distribution Disqualification (as defined in the Windstream Merger Agreement). The Company has not granted any permission to Windstream to implement any Potential Disqualifying Action (as defined in the Windstream Merger Agreement) and there are no pending disputes or requests for indemnification under either the Tax Sharing Agreement or Article X of the Windstream Merger Agreement.

(e) As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other like assessments, fees and charges, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, E-911 fees, regulatory fees and charges and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 2.15 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage except as does not constitute a Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

Section 2.16 Intellectual Property.

(a) Except as does not constitute a Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property used in their respective businesses as currently conducted and the Closing will not affect such ownership, licenses or other rights. Except as does not constitute a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims, litigation or administrative proceedings by any person alleging (x) infringement, violation or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of any person or conduct by Company or any of its Subsidiaries that constitutes unfair competition or unfair trade practices or (y) challenging the ownership, validity or enforceability of any Intellectual Property owned or exclusively licensed by Company or its Subsidiaries, and there have not been any claims or threats against Company or its Subsidiaries within the past five years that would fall within the scope of (x) or (y), (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or misappropriate any Intellectual Property of any person or otherwise constitute unfair competition or unfair trade practices, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, misappropriation or infringement by others of its rights to or in connection with any the Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, (iv) to the Knowledge of the Company, no person is violating, misappropriating or infringing any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, and (v) to the Knowledge of the Company, no person has made any claim in connection with the exercise by the Company or any of its Subsidiaries of any rights or licenses in any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b) Except as does not constitute a Material Adverse Effect, the Company and its Subsidiaries (i) take reasonable actions to protect the security of their software, systems and networks and the confidentiality of their data, information, and trade secrets, (ii) abide by all Laws and internal policies regarding the collection, use and disclosure of personally identifiable information, including customer and client information, (iii) are in compliance with all agreements or other contractual obligations with any person relating to Intellectual Property, and (iv) are not subject to any pending or, to the Knowledge of the Company, threatened claim that alleges a breach of any of the foregoing.

(c) Except as does not constitute a Material Adverse Effect, the Intellectual Property owned by or exclusively licensed to the Company and its Subsidiaries are (i) free and clear of any Liens, other than Liens securing the Indebtedness set forth on Section 2.16(c) of the Company Disclosure Letter (“Specified Indebtedness”), (ii) not subject to any judgment, order, writ, injunction or decree that would restrict or impair their ownership, validity, use or enforcement, and (iii) to the Knowledge of the Company, valid and enforceable.

Section 2.17 Property.

(a) Except as does not constitute a Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens other than Liens securing Specified Indebtedness (except in all cases for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used (any of the foregoing and any Liens securing Specified Indebtedness, “Permitted Liens”)). Except as does not constitute a Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and in full force and effect against the Company or one of its Subsidiaries and, as of the date hereof, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, the other parties thereto.

(b) Except as does not constitute a Material Adverse Effect, neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell, lease or purchase any real property or any portions thereof or interests therein.

Section 2.18 Material Contracts.

(a) Except for Contracts between or among the Company and/or any of its wholly owned Subsidiaries, Company Benefit Plans and Contracts with Parent or any of its controlled Affiliates, Section 2.18 of the Company Disclosure Letter sets forth a list as of the date hereof of:

(i) any Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10)(i) of Regulation S–K under the Securities Act or disclosed by the Company on a Current Report on Form 8–K;

(ii) any Contract related to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company or other similar agreement or arrangement with a Third Party that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iii) any credit agreement, indenture or other Contract related to any material Indebtedness for borrowed money of the Company or any of its Subsidiaries;

(iv) any Contract entered into after December 31, 2007, or that provides for any transaction not yet consummated, involving the acquisition from another person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration under such Contract (or series of related Contracts) in excess of $25 million (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice, capital expenditures and capital commitments);

(v) any Contract related to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $25 million, which Contracts are specifically identified as such in Section 2.18 of the Company Disclosure Letter;

(vi) any Contract obligating the Company to make any capital commitment or capital expenditure, other than acquisitions of inventory in the ordinary course of business consistent with past practice, acquisitions of network equipment pursuant to purchase orders in the ordinary course of business consistent with past practices or acquisitions subject to clause (iv) above, in excess of $30 million;

(vii) any Contract related to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice that relate to obligations which do not exceed $10 million in the aggregate for all such agreements;

(viii) any license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property owned by a third party, other than license agreements for software that is generally commercially available, or licenses out Intellectual Property owned by the Company or its Subsidiaries;

(ix) any customer or supply Contract the performance of which involves, individually or together with related Contracts with the same customer or vendor, as the case may be, annual consideration in excess of $2 million, in the case of any customer Contract, and $6 million, in the case of any supply Contract, or aggregate consideration in excess of $10 million, in the case of any customer Contract, and $30 million, in the case of any supply contract, in each case which are not cancelable by the Company on 90 days’ or less notice without premium or penalty, other than acquisitions of inventory or network equipment pursuant to purchase orders in the ordinary course of business consistent with past practice;

(x) any development, marketing or distribution Contracts that cannot be terminated on 30 days or less notice without premium or penalty and involve annual payments by the Company in excess of $10 million or total payments in excess of $25 million;

(xi) any material office, switching facility or call center lease Contract;

(xii) the top 5 agent distribution agreements based on activations within the 12 months preceding the date hereof; any material roaming Contracts that cannot be terminated without premium or penalty on 90 days or less notice with respect to CDMA wireless services or 180 days or less notice with respect to GSM wireless services; any material long distance, indefeasible right of use, non-tariff interconnection, contract tariff, tandem services or similar Contracts for transport of voice, data, or Internet Protocol traffic (other than local exchange, reciprocal compensation or switched access Contracts); any material wholesale Contract with a reseller; and any Contract expressing a specific obligation of the Company or any of its Subsidiaries to deal exclusively with any Person, which Contracts expressing specific exclusive dealing obligations are specifically identified as such on Section 2.18 of the Company Disclosure Letter;

(xiii) any Contract expressing a specific commitment to (1) provide wireless services coverage in a particular geographic area or (2) build out tower sites in a particular geographic area that cannot be terminated without premium or penalty on 90 days or less notice with respect to CDMA wireless services or 180 days or less notice with respect to GSM wireless services, which Contracts are specifically identified as such on Section 2.18 on the Company Disclosure Letter;

(xiv) any Contract expressing a specific “non-compete” or similar agreement that would restrict the businesses of the Company or its Affiliates following the Closing, which Contracts are specifically identified as such on Section 2.18 on the Company Disclosure Letter;

(xv) any Contract that expressly purports (or would purport) to bind any Affiliate of the Company or of the Surviving Corporation other than the Company, the Surviving Corporation or any of their respective Subsidiaries, which Contracts are specifically identified as such on Section 2.18 on the Company Disclosure Letter, other than (A) those that involve a payment obligation not in excess of $250,000, (B) those that are terminable on 90 days’ or less notice without penalty, and (C) those that involve releases granted in connection with the settlement of claims and Litigation that have res judicata effect only with respect to the specific claims at issue in such claim or Litigation; and

(xvi) any Contract pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any wireless spectrum, or which grants to any Third Party a right of first refusal or offer, or similar right, to purchase any Company assets, other than such assets that in the aggregate are, with respect to any such right or related group of rights, immaterial to the Company in nature and amount.

Each contract of the type described in clauses (i) through (xiv) above is referred to herein as a “Company Material Contract.”

(b) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except for such failures that do not constitute a Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance, does not constitute a Material Adverse Effect. Neither the Company nor

any of its Subsidiaries has received written notice of the existence of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except where such default does not constitute a Material Adverse Effect. Complete copies of (i) each Company Material Contract (including all modifications and amendments thereto and waivers thereunder) and (ii) all material form contracts, agreements or instruments relating to procurement, real property, agent and customer contracts used in and material to the business of the Company and its Subsidiaries have been provided to Buyer.

Section 2.19 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except in each case as does not constitute a Material Adverse Effect, all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, and neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy. There is no claim by the Company or any of its Subsidiaries pending under any such policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a Material Adverse Effect.

Section 2.20 Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company, any of its Subsidiaries, Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND

MERGER SUB

Parent, Buyer and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, except as set forth in the Buyer Disclosure Letter, as follows:

Section 3.1 Corporate Status. Parent is a partnership duly formed and validly existing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2 Corporate and Governmental Authorization.

(a) Each of Parent, Buyer and Merger Sub has all requisite partnership or corporate power and authority to execute and deliver this Agreement, each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of Parent, Buyer and Merger Sub, except, in the case of Merger Sub, the approval of this Agreement by its sole stockholder, which will be obtained immediately following execution of this Agreement. Each of Parent, Buyer and Merger Sub has duly executed and delivered this Agreement and has or will duly execute and deliver each Ancillary Agreement to which it is or will be a party. This Agreement and each such Ancillary Agreement constitutes or will constitute the legal, valid and binding obligation of each of Parent, Buyer and Merger Sub, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is or will be a party by Parent, Buyer and Merger Sub, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Competition Laws of the jurisdictions set forth in Section 3.2(b)(i) of the Buyer Disclosure Letter, (ii) such filings and consents as may be required by the FCC, under the Communications Act, or by the FCC Rules, (iii) such filings or consents as may be required by local and state Governmental Authorities pursuant to local or state Laws regulating the telecommunications business, and (iv) any actions or filings under Laws the absence of which would not, individually or in the aggregate, be reasonably likely to materially impair the ability of Parent or Buyer to consummate the transactions contemplated hereby or thereby.

Section 3.3 Non-Contravention. The execution, delivery and performance by Parent, Buyer and Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of Parent, Buyer or Merger Sub, or of any order, judgment or decree applicable to any of them, (ii) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent of or other action by any

Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement or other instrument to which Parent, Buyer or Merger Sub is a party or any material permit affecting the assets or business of Parent, Buyer or Merger Sub, except as would not, individually or in the aggregate, be reasonably likely to materially impair the ability of Parent, Buyer or Merger Sub to consummate the transactions contemplated hereby or thereby.

Section 3.4 No Other Representations or Warranties. Parent, Buyer and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article II. The representations and warranties set forth in Article II are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

Section 3.5 Financing. Buyer and its Affiliates will have funds available to them sufficient to satisfy, no later than the date they become due, all of their respective obligations under this Agreement, the Ancillary Agreements and the Debt Agreements and to consummate the transactions contemplated hereby or thereby (including by the Closing Date to pay the amounts required by Article I and to fund any required financings or repayments of Indebtedness and to pay all fees and expenses incurred by it or its Affiliates, in each case in connection with such transactions) (the “Financing”).

Section 3.6 Finders’ Fees. Except for Morgan Stanley, whose fees and expenses will be paid by Parent, Buyer or Merger Sub, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Parent, Buyer or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1 Conduct of the Business. Except (w) as required by Law, (x) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement, or (z) as set forth in Section 4.1 of the Company Disclosure Letter, from the date hereof to the Closing, the Company shall cause the business of the Company and its Subsidiaries to be conducted only in the ordinary and usual course of business consistent with past practice and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts consistent with the other provisions of this Agreement to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers, employees and others having business dealings with them. Without limiting the generality of the foregoing, except (w) as required by Law, (x) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement, or (z) as set forth in Section 4.1 of the Company Disclosure Letter, prior to the Closing, the Company will not, and will cause each of its Subsidiaries not to:

(a) issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any Contract with respect to the issuance or sale of, any Company Equity Interests or any Subsidiary Securities or make any changes (by combination, reorganization, stock dividend, reclassification or otherwise) in the capital structure of the Company or any of its Subsidiaries, or file any registration statement with respect to, or otherwise register, the sale of any securities issued by the Company or any of its Subsidiaries;

(b) declare, set aside for payment or pay any dividend in respect of, or make any other actual, constructive or deemed distribution in respect of, or purchase, any shares of Company Common Stock, otherwise make any payments to stockholders in their capacity as such, or make any payments to the Sponsors or any of their Affiliates, other than (i) the Monitoring Fee (as defined in the Management Services Agreement, dated as of November 16, 2007, among Atlantis Merger Sub, Inc., Seller and the Sponsors (the “Management Agreement”) as in effect on the date hereof) contemplated by Section 2(b) of the Management Agreement and reasonable Reimbursable Expenses (as defined in Section 5(a) of the Management Agreement) consistent with past practice, it being understood that any portion of the Monitoring Fee or such Reimbursable Expenses not previously paid shall be paid immediately prior to Closing (but, for the avoidance of doubt, not any other payments contemplated by Section 4 thereof), (ii) the payment of any Indebtedness in accordance with its terms as of the date hereof, and (iii) payments to portfolio companies or other entities affiliated with any of the Sponsors for goods and services (other than financial advisory or similar services) on arm’s-length terms in the ordinary course of business consistent with past practice;

(c) adopt any amendments to the Organizational Documents of the Company or its Subsidiaries, alter through merger, liquidation, reorganization, restructuring or otherwise the corporate structure or ownership of any Subsidiary of the Company, or enter into or amend any Affiliate Transaction;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(e) make any material acquisition, by means of merger, consolidation or otherwise, or lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including through securitizations), or subject to any lien (other than

Permitted Liens) any material portion of its properties, assets or rights, except for (i) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) acquisitions or sales of inventory or network equipment in the ordinary course of business consistent with past practice, (iii) required by any Company Material Contract in effect prior to the execution of this Agreement and (iv) dispositions of or other actions with respect to Intellectual Property, the treatment of which is set forth in clause (q) below;

(f) terminate or materially amend, or otherwise waive, release or assign any material rights under, any Company Material Contract in a manner that is adverse in any material respect to the Company or its Subsidiaries, or consent to any amendment, restatement, waiver, supplement or other modification to the Senior Notes Indenture or the Senior Interim Loan Credit Agreement;

(g) incur any Indebtedness for borrowed money, other than trade accounts payable and borrowings under the Company’s revolving credit facility, in each case, in the ordinary course of business consistent with past practice, or enter into any interest rate swap or similar arrangement;

(h) change any of the financial accounting methods used by the Company unless required by GAAP, SEC rule or policy or applicable Law;

(i) change any material method of Tax accounting, enter into any closing agreement with respect to any material Tax liability, settle or compromise any material Tax liability, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, surrender any claim for a material refund of Taxes, file any material amended Tax return or request any material Tax ruling;

(j) except to the extent necessary to comply with its obligations thereunder, either (i) grant any permission to Windstream to implement any Potential Disqualifying Action (as defined in the Windstream Merger Agreement) or (ii) take any material action under either the Tax Sharing Agreement or Article X of the Windstream Merger Agreement that could reasonably be expected to adversely affect the Company and its Subsidiaries;

(k) except as required pursuant to Company Benefit Plans listed in Section 2.10(a) of the Company Disclosure Letter as in effect as of the date hereof, or as otherwise required by Law, and in any event other than in accordance with applicable Law, (i) increase the compensation or benefits payable, provided or otherwise made available to any director or officer or, except in the ordinary course of business consistent with past practices, any other employee of the Company or any of its Subsidiaries, (ii) enter into any, extend the term of, or otherwise amend in any fashion, any existing employment agreement with any director or officer or, except in the ordinary course of business consistent with past practices, any other employee of the Company or any of its Subsidiaries, (iii) enter into any severance or termination arrangement with any officer or director, or, except in the ordinary course of business consistent with past practices, any other employee of the Company or any of its Subsidiaries, (iv) pay any severance or termination benefit to any director, officer or employee except in the ordinary course of business consistent with past practice, (v) establish, adopt, or enter into any collective bargaining agreement, (vi) establish, adopt, amend, terminate or otherwise modify any Company Benefit Plan (or plans, agreements or arrangement that would be a Company Benefit Plan once so established or adopted); provided that the foregoing shall not prohibit immaterial amendments and modifications to Company Benefit Plans generally applicable to employees of the Company or its Subsidiaries, or (vii) grant or agree to pay any retention or incentive award, bonus or other benefit to any director, officer or other employee of the Company in connection with any sale of the Company, other than (A) in accordance with any retention award plan approved in writing by Buyer and (B) payments in an aggregate amount not to exceed the Supplemental Retention Amount which shall be paid to key employees of the Company selected by the Chief Executive Officer of the Company as of the date hereof on such terms and conditions as may be determined by the Chief Executive Officer of the Company as of the date hereof, provided that in no event shall the Supplemental Retention Amount payable pursuant to this clause (B) be paid before the Closing Date, except in the case of a termination of the recipient’s employment by the Company without Cause or by the recipient for Good Reason (in each case, as defined in the Option Plan);

(l) directly or indirectly make any bid, or otherwise offer or agree, to acquire any wireless spectrum in connection with any FCC auction;

(m) assign, transfer, lease, cancel, fail to renew or fail to extend any FCC License or material State License, except (i) in the case of cancellations, failures to renew or failures to extend, as may relate to any local multipoint distribution service (“LMDS”), (ii) for cancellations or modifications of FCC Licenses for microwave facilities in the ordinary course of business consistent with past practice, or (iii) cancellations or modifications of FCC Licenses for microwave facilities in connection with negotiated relocation agreements in accordance with Sections 27.1111, et seq. and Sections 101.69, et seq. of the FCC Rules;

(n) enter into any “non-compete” or similar agreement that would restrict the businesses of the Company or its Affiliates following the Closing or any Contract purporting to bind non-controlled Affiliates of the Company;

(o) enter into any new line of business outside of its existing business;

(p) sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a Lien (other than any Permitted Lien (not including Liens for Taxes)) or otherwise dispose of, in whole or in part, any material properties of the Company or any of its Subsidiaries, or any material rights or assets of the Company or any of its Subsidiaries, other than (x) sales of inventory, commodity, sale or hedging agreements which can be terminated on 90 days or less notice without penalty, or the use of cash as payment consideration in the ordinary course of business consistent with past practice or (y) any material Intellectual Property (the treatment of which is set forth in Section 4.1(q));

(q) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property owned or exclusively licensed to the Company or any of its wholly owned Subsidiaries, other than in the ordinary course of business consistent with past practices, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Subsidiaries, or agreements or understandings that purport to restrict the right of Buyer after the Closing with respect to Intellectual Property owned by any Third Party;

(r) forgive, cancel or compromise any debt, or waive or release any right of value, in each case involving more than $250,000 with respect to any given Third Party business or entity in the aggregate;

(s) fail to pay or satisfy when due any material liability of the Company or any Subsidiary (other than any such liability that is being contested in good faith);

(t) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $10 million in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount in the aggregate, in each case, other than in the ordinary course of business consistent with past practice;

(u) initiate as plaintiff any material Litigation against third parties without prior consultation with Parent to the extent practicable;

(v) take any action that would reasonably be expected to impose new or additional required approvals from any Governmental Authority in connection with the consummation of the transactions contemplated hereby; or

(w) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract or otherwise agree to do any of the foregoing.

Section 4.2 Notice of Certain Events. From the date hereof until the Closing, the Company and Buyer shall promptly notify the other in writing of (it being understood that (a)(i) and (d)(i) shall only apply to the Company): (a) any circumstance, event or action of which the Company or Buyer, as applicable, has Knowledge the existence, occurrence or taking of which (i) constitutes a Material Adverse Effect, or (ii) would reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any material Litigation commenced or, to the Knowledge of the Company or Buyer, as applicable, threatened (i) against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, or (ii) that seeks to delay or prohibit the consummation of the Merger.

Section 4.3 Access to Information; Confidentiality.

(a) From the date hereof until the Closing, the Company and Seller shall, subject to applicable Law, (i) give, and will cause the Company’s Subsidiaries to give, Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and to the books and records of Seller relating to the Company and its Subsidiaries, (ii) furnish, and shall cause the Company’s Subsidiaries to furnish, to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request, (iii) instruct the employees, counsel and financial advisors of Seller and the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries, and (iv) use reasonable best efforts to cooperate with Parent in establishing network conversion and switching conversion arrangements and implementing other transitional arrangements and integration plans as reasonably requested by Parent. Any investigation pursuant to this Section 4.4(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company and its Subsidiaries.

(b) After the Closing, Seller and its Affiliates shall hold, and shall use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and its Subsidiaries, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Seller or its Affiliates or (ii) later lawfully acquired by Seller on a non-confidential basis from sources other than those related to Seller’s prior ownership of the Company and its Subsidiaries. The obligation of Seller and its

Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. After the Closing, Seller shall not, shall cause its Affiliates not to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents not to, use any confidential information concerning the Company and its Subsidiaries for its or their own benefit, other than as contemplated by this Agreement.

(c) At or prior to the Closing, Seller shall deliver to the Company any financial or other records (including accountant’s work papers) in the possession of Seller that relate primarily to the Company or its Subsidiaries.

Section 4.4 Subsequent Financial Statements and Reports. From the date hereof until the Closing, the Company shall (i) provide to Buyer a monthly management report in scope and detail consistent with those management reports that have been historically prepared by the Company and delivered to Seller; provided that the Company shall redact any information contained in any such report if the disclosure of such information to Buyer or any of its Affiliates would violate applicable Law, and (ii) timely prepare, and promptly deliver to Buyer, monthly financial statements, to be in scope, timing and detail consistent with the monthly financial statements that have been historically prepared by the Company and delivered to Seller.

Section 4.5 Public Announcements. The initial press release by each of the parties with respect to the execution of this Agreement shall be reasonably acceptable to the Company and Parent. None of the parties (or any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other parties, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other parties, and give the other parties a reasonable opportunity to comment thereon, before making any such public announcements.

Section 4.6 Financing.

(a) Parent and Buyer shall use their respective reasonable best efforts to obtain the debt financing sufficient to provide the Financing (it being understood that obtaining the Financing is not a condition to Parent’s and Buyer’s obligations to consummate the transactions contemplated hereby). The Company shall provide, and shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause their Representatives, including legal and accounting, to provide, at the expense of Buyer, all cooperation reasonably requested by Buyer in connection with obtaining debt financing for the transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and provided that neither the Company nor any of its Subsidiaries shall be required to enter into any agreements in connection therewith that would be binding on the Company or any of its Subsidiaries if the Closing does not occur), including using its reasonable best efforts to (i) as promptly as practical, provide such information, including financial information, as may be reasonably requested by Buyer in connection therewith, (ii) participate in meetings, drafting sessions and due diligence sessions in connection with such financing, (iii) assist in the preparation of (A) one or more offering documents or confidential information memoranda for any aspect of such financing (including the execution and delivery of one or more customary representation letters in connection therewith) and (B) materials for rating agency presentations, (iv) reasonably cooperate with the marketing efforts for any of such financing, including providing assistance in the preparation for, and participating in, one road show, and in meetings, due diligence sessions and similar presentations to and with, among others, actual or prospective arrangers, underwriters, lenders, investors and rating agencies, (v) (A) permit the prospective lenders involved in such financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vi) execute and deliver (or use commercially reasonable efforts to obtain from advisors or third parties), and cause its Subsidiaries to execute and deliver (or use commercially reasonable efforts to obtain from advisors or third parties), one or more credit agreements or indentures, customary certificates (including with respect to solvency matters), representation letters, accounting comfort letters, consents of accountants, legal opinions, hedging agreements, appraisals, surveys, engineering reports, title insurance or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to such financing (it being understood that the failure to obtain any of the foregoing from advisors or third parties, after using reasonable best efforts, shall not be a violation of this Section 4.6), including the pay-off of existing indebtedness and release of any related Liens, as may be reasonably requested by Buyer in connection with such financing and otherwise reasonably facilitating the pledge of collateral and providing of guarantees and the pay-off of existing indebtedness in connection with such financing, (vii) permit any cash of the Company and its Subsidiaries to be made available to the Company at the Closing, and (viii) incur such expenses as Buyer reasonably requests to implement the foregoing; provided that the Company shall not be required to incur expenses in connection with the foregoing in excess of $2 million in the aggregate unless Buyer advances to the Company funds sufficient to reimburse the Company for such expenses. The Company shall, to the extent it is aware of any applicable developments, promptly update any information provided by it for use in an offering document to be used in connection with any such financing to the extent such information would otherwise contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Company consents, prior to the termination of this Agreement, to the reasonable use of the Company’s and its Subsidiaries’ logos in connection with any such financing in a manner customary for such financing transactions.

(b) Parent shall and shall cause each of its Affiliates to perform its respective obligations under each of the Debt Agreements in accordance with their terms. Without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Affiliates to, grant any consents, waive any material rights (other than any condition) or remedies under any of the Debt Agreements or modify or amend in any material respect any of the Debt Agreements. Parent shall take all action reasonably necessary to enforce and to cause its Affiliates to enforce their respective rights and remedies under the Debt Agreements. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Debt Agreements or any termination of the Debt Agreements. Parent shall not assign any Debt Agreement to any Person without the written consent of the Company (not to be unreasonably withheld, conditioned or delayed), except that Parent may, without the Company’s consent, delegate all or any portion of its rights and obligations under any Debt Agreement to any of its Affiliates so long as Parent is not released therefrom. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing.

(c) Buyer shall indemnify and hold harmless Seller, the Company, their respective Affiliates and the respective directors, officers, partners, employees and representatives of the foregoing from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries or otherwise relating to the Company or any of its Subsidiaries. In the event this Agreement is terminated, Buyer shall promptly reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company in complying with this Section 4.6, to the extent not previously reimbursed by Buyer (it being understood that reasonable out-of-pocket expenses shall include any expenses that Buyer requests the Company to incur pursuant to this Section 4.6).

Section 4.7 Other Actions; Filings. From the date hereof until the Closing:

(a) Upon the terms and subject to the conditions set forth in this Agreement, the parties and their Affiliates shall each use their reasonable best efforts to as promptly as practicable (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby; (ii) obtain from any Governmental Authorities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective

Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the U.S., (B) the FCC Rules, including the Communications Act, and (C) any other applicable Law; provided that the parties will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby; (v) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated hereby; (vi) permit the other parties to review any material communication delivered to, and consult with the other parties in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated hereby or in connection with any proceeding by a private party relating thereto; (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby. To the extent practicable under the circumstances, each of the Company and Parent agrees not to participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe. No party and none of its Affiliates shall consent to any voluntary delay of the Closing at the behest of any Governmental Authority without the consent of the other parties, which consent shall not be unreasonably withheld, conditioned, or delayed. Without limiting this Section 4.7(a), but subject to Section 4.7(b), Parent and its Affiliates agree to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate, or minimize the impact of, each and every impediment under any antitrust, merger control, competition, or trade regulation Law or the FCC Rules or any Law of any PUC that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible. Parent and its Affiliates agree not to enter into any acquisition agreement or take any other action that would reasonably be expected to prevent the consummation of the transactions contemplated hereby.

(b) Nothing in this Agreement shall require, or be construed to require, (i) Parent, the Company or any of their respective Affiliates to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their assets or operations, in each case that would take effect prior to the Closing, or (ii) Parent or its Affiliates to take any actions or to agree to or otherwise become subject to any restriction, condition or constraint with respect to any of its or their assets, business or operations, or those of the Company or its Subsidiaries, if such actions, restrictions, conditions or constraints would (x) reasonably be expected (based on whether it would be more reasonable, in the case of a divestiture of any market, to divest the operations of the Company or its Subsidiaries in such market, on the one hand, or the operations of Parent or its Subsidiaries in such market, on the other hand) to result in aggregate divestitures in excess of 2.4 million subscribers of the Company, Parent or any of their respective Subsidiaries, or (y) result in aggregate Negative Effects that would reasonably be expected, individually or in the aggregate, or in conjunction with the aggregate Negative Effects resulting from any required divestitures, to have a material adverse effect on the business of Parent, the Company or the Combined Company (any actions, restrictions, conditions or constraints or combination thereof satisfying the standard in clause (x) or (y), a “Burdensome Condition”). “Negative Effects” means the net economic effects (netting any positive economic effects, including net after-tax proceeds that would reasonably be expected from any divestitures, against any negative economic effects) of all actions, restrictions, conditions or constraints required in connection with obtaining the requisite approvals from Governmental Authorities on the value of the assets, business or operations of Parent, the Combined Company or the Company, as applicable. For purposes of determining whether any action, restriction, condition or constraint, individually or in the aggregate with any other such action, restriction, condition or constraint, meets the standard set forth in clause (y) of the definition of Burdensome Condition, (A) any loss of reasonably expected synergies from the transactions contemplated hereby as a result of any such action, restriction, condition or constraint shall be taken into account, (B) the reasonably expected synergies from the transactions contemplated hereby shall be taken into account in measuring the value against which materiality is tested in determining whether there has been a material adverse effect, (C) in light of the fact that the parties expect that some level of divestitures will be required in connection with obtaining approvals from Governmental Authorities, there shall be excluded from the determination of Negative Effects from any divestitures of subscribers an amount equal to the lesser of the aggregate Negative Effects from such divestitures and the Negative Effects Threshold (as defined in Section 4.7(b) of the Company Disclosure Letter), and the size and scale of the Company and its Subsidiaries for purposes of clause (D) below shall be deemed reduced by one-half of the amount so excluded, and (D) Parent and its Subsidiaries, taken as a whole, or the Combined Company, shall each be deemed to be a consolidated group of entities having the size and scale of the Company and its Subsidiaries, taken as a whole. For the avoidance of doubt, the parties understand and agree that actions, restrictions, conditions or constraints that would not reasonably be expected (based on whether it would be more reasonable, in the case of a divestiture of any market, to divest the operations of the Company or its Subsidiaries in such market, on the one hand, or the operations of Parent or its Subsidiaries in such market, on the other hand) to result in aggregate divestitures in excess of 2.8 million subscribers of the Company, Parent or any of their respective Subsidiaries shall not, in and of itself, in any event be deemed to meet the standard set forth in clause (y) of the definition of Burdensome Condition (it being understood and agreed that divestitures of fewer than 2.8 million subscribers in conjunction with other required actions, restrictions, conditions and constraints may or may not meet the standard set forth in clause (y) of the definition of Burdensome Condition).

(c) The Company shall not, and shall not permit any of its Subsidiaries to, agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits or authorizations in connection with the transactions contemplated by this Agreement without the prior written consent of Buyer in accordance with the provisions of this Section 4.7.

Section 4.8 Employee Matters.

(a) As of the Closing, Buyer shall honor or cause to be honored, in accordance with their terms, all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s change-in-control agreements and policies and general severance and retention plans, in each case existing immediately prior to the execution of this Agreement (and as may be subsequently adopted, entered into or amended in accordance with Section 4.1), that are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee. From the Closing through the first anniversary of the Closing (the “Continuation Period”), Buyer shall provide to each Employee (i) base compensation that is not less than the base compensation paid to such Employee immediately prior to the Closing, (ii) annual bonus opportunities no less favorable than the bonus opportunities provided to such Employee immediately prior to the Closing; provided that any annual bonus payment paid to an Employee by Buyer shall be reduced (but not below zero) by any amount previously paid to such Employee in respect of such bonus for the period covered (including payments triggered by the transactions contemplated by this Agreement), and (iii) other employee benefits that are substantially comparable in the aggregate to the benefits provided to such Employee immediately prior to the Closing, except that, at Buyer’s discretion, Buyer may instead provide to Employees compensation or benefits that are no less favorable in the aggregate than the compensation or benefits, as the case may be, provided as of any date of measure to similarly situated employees of Parent and its Subsidiaries.

(b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Buyer or its Subsidiaries following the Closing and in which any employee of the Company or any of its subsidiaries who remains employed after the Closing (the “Employees”) participate (the “Buyer Plans”), for purposes of determining eligibility to participate, vesting and benefit accrual, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Buyer and/or any applicable Subsidiary of Buyer; provided that such service shall not be recognized (i) to the extent that such recognition would result in a duplication of benefits or (ii) for purposes of benefit accrual under any defined benefit pension plan or for purposes of any company contribution towards retiree medical. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each Buyer Plan shall waive pre-existing condition limitations for Employees (and their beneficiaries and covered dependents) participating in such plan to the extent waived or not applicable under the applicable Company Benefit Plan. The Employees shall be given credit under the applicable Buyer Plan for amounts paid prior to the Closing during the Buyer Plan year in which the Closing occurs under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums for such period as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

(c) Nothing contained herein, express or implied (i) shall be construed to establish, amend, or modify any Company Benefit Plan, any Buyer Plan, or any other benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Buyer, the Company, or any Affiliate thereof to amend, modify or terminate any Company Benefit Plan, any Buyer Plan, or any other benefit plan, program, agreement or arrangement after the Closing, (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement, (v) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(d) The Company shall cause any Company Benefit Plan providing for the issuance or grant of any equity interest (or right with respect thereto) to be eliminated, terminated and of no further force or effect as of the Effective Time.

(e) To the extent reasonably requested by Buyer, the Company shall cooperate with Buyer to assist Buyer in establishing and implementing a retention award plan in connection with the transactions contemplated hereby that is reasonably acceptable to Buyer.

(f) The Company shall amend the 2008 Operational and Front-Line Management Long Term Incentive Plan (the “Operational Plan”) to terminate such plan as of December 31, 2008 and to provide that, in full and complete satisfaction of their rights thereunder, participants in such plan shall be entitled to payment of an amount equal to the lesser of (i) one-third of the maximum dollar amount that could have been payable pursuant to such plan and (ii) the aggregate amount accrued in accordance with GAAP and the Company’s past practices, in each case, consistently applied, with respect to bonuses payable under the Operational Plan as of the termination date of the plan, with such payments to be made as promptly as possible following 2008 (but in no event later than March 15, 2009) and, except as otherwise provided in this sentence, in accordance with the applicable terms and conditions of such plan as in effect on the date hereof, provided that, in the event that, after the Closing Date and prior to the date on which bonuses under the Operational Plan are paid, an employee’s employment is terminated by the Company without Cause or by the employee for Good Reason, the Company shall pay to the employee (x) the full earned amount determined under the Operational Plan as modified by this sentence if the employee’s employment terminates on or after December 31, 2008, and (y) the product of (A) the full earned amount determined under the Operational Plan as modified by this sentence and (B) a fraction, the numerator of which is the number of days in 2008 such employee was employed through the date of termination and the denominator of which is the total number of days in 2008, if the employee’s employment terminates prior to December 31, 2008.

(g) In the event the Closing Date occurs prior to the date on which bonuses are payable in the ordinary course under any of the Team Bonus Plan, and the Alltel Management Incentive Compensation Plan, the Executive Stretch Bonus Plan, the Annual Base Bonus Plan, and the Special Annual Bonus Plan (each, a “Company Bonus Plan”), the Company shall pay the earned amounts under such Company Bonus Plan in accordance with its terms, except that, in the event an employee’s employment is terminated by the Company without Cause, or by the employee for Good Reason, in either case, after the Closing Date and prior to the date on which bonuses under a Company Bonus Plan are paid, the Company shall pay to the employee pursuant to (i) or (ii) below, whichever is applicable: (i) the full earned amount, if the employee’s employment terminates on or after the end of the applicable performance period under such Company Bonus Plan and (ii) the greater of (x) an amount equal to the product of (1) the full earned amount and (2) a fraction, the numerator of which is the number of days in the applicable performance period such employee was employed through the date of termination and the denominator of which is the total number of days in the applicable performance period and (y) the full earned amount assuming, for purposes of measuring performance, that the performance period ended on the Closing Date, if the employee’s employment terminates prior to the end of the applicable performance period. The payments under Section 4.8(f) shall be made to the employee on the date on which bonus payments are ordinarily paid under such Company Bonus Plan to active employees of the Company, provided, that, if the Closing Date occurs in 2008, in no event shall any bonus due to a terminated employee be paid later than 30 days following the date of such employee’s termination, unless the bonus payable cannot be determined on or before such date, in which case an estimate of the bonus payment shall be paid as of such date, with a true up payment made as soon as practicable after such determination can be made. To the extent that, under any contractual arrangement in effect on the date hereof and otherwise identified on the Disclosure Schedule, any participant has a contractual to right to a payment under any such Company Bonus Plan or the Operational Plan, such participant shall receive, without duplication, the treatment under such contractual arrangement or Section 4.8(f) or Section 4.8(g), as applicable, whichever is more favorable to such participant. In no event shall the aggregate amount determined to be earned under any such Company Bonus Plan or the Operational Plan for the performance period under such Company Bonus Plan or Operational Plan which includes the Closing Date be less than the amount accrued through the Closing Date and recorded on the Company’s financial statements in accordance with GAAP and the Company’s past practices, in each case, consistently applied. Solely for purposes of determining whether any payment is to be made from a Company Bonus Plan or the Operational Plan under Section 4.8(f) or Section 4.8(g), the term “Cause” shall be defined in the same manner as such term is defined in section 2(c) of the Company’s 2007 Stock Option Plan, as in effect on the date hereof, and the term “Good Reason” shall be defined in the same manner as such term is defined in section 2(p) of the Company’s 2007 Stock Option Plan, as in effect on the date hereof, except that subclause (i) thereof shall be treated as deleted from such definition. Nothing in Section 4.8(f) or Section 4.8(g) shall be construed to provide any employee any right to any compensation under a Company Bonus Plan or any other incentive compensation arrangement that is duplicative of any other incentive compensation payment for services related to the same period of time.

Section 4.9 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent or Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, and (ii) prior to the Closing, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 4.10 Compliance with FCC Rules. The Company shall, and shall cause each of its Subsidiaries to, operate its business in compliance in all material respects with all FCC Rules, including all FCC Rules relating to the sunset of the Cellular Radiotelephone Service Analog Service Requirement and related requirements, and shall use its reasonable best efforts to maintain in full force and effect and, to the extent applicable, renew, the FCC Licenses. The Company shall, promptly after the execution of this Agreement, provide Buyer with copies of any Deployment Requests it has received on or prior to the date of this Agreement, and promptly upon receipt provide Buyer with copies of any Deployment Requests and any notifications received by it or any of its Affiliates from the FCC informing such Person that any of the certifications described in Section 2.8(g) is unacceptable or results in a change to the Cellular Geographic Service Area of the applicable FCC License that are received by the Company or any of its Affiliates after the date hereof. If the Company receives any such notification, it shall promptly use its reasonable best efforts to take all necessary actions to preserve such Cellular Geographic Service Area.

Section 4.11 No Solicitation. Each of Seller and the Company shall cause any pending discussions or negotiations with any Third Party regarding any Acquisition Proposal to be terminated forthwith, and shall notify Buyer promptly (and in any event within 24 hours) and in writing if any proposal regarding any Acquisition Proposal (or any inquiry or contact with any person with respect thereto) is received by it or any of its Affiliates, and shall advise Buyer in reasonable detail of the contents thereof (including the terms thereof and the identity of the Third Party making such Acquisition Proposal or inquiry), and, if in written form, provide Buyer with copies thereof. From the date hereof until the Closing, none of Seller, the Company or any of their Affiliates shall, or shall authorize or permit any of its or their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (a) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal, (b) engage in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal or (c) enter into any agreement with respect to an Acquisition Proposal.

Section 4.12 Potential Sale of Assets. Between the date of this Agreement and the Closing, to the extent reasonably requested by Buyer, the Company shall, and shall cause its Subsidiaries to, at Buyer’s expense, cooperate with Buyer to facilitate the disposition immediately prior to, at or after the Closing of any assets or ownership interests held by the Company or any of its Subsidiaries (such assets or interests being a “Potential Sale Asset”); provided that the actions contemplated thereby do not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. To the extent reasonably requested by Buyer, the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (a) permit advisors designated by Buyer and Persons whom Buyer identifies to the Company as potential purchasers of a Potential Sale Asset to conduct (and cooperate with such Persons’) reasonable investigations with respect to such Potential Sale Asset (provided that any such Person executes and delivers to the Company a confidentiality agreement containing customary terms) and (b) deliver such notices, make such filings and execute such agreements relating to the disposition of Potential Sale Assets as may be reasonably requested by Buyer; provided that neither the Company nor any of its Subsidiaries shall be required to execute any such agreement under which the Company or any of its Subsidiaries may be required to dispose of any Potential Sale Asset other than immediately prior to, at or after the Closing, or to agree to restrictions on their businesses or operations prior to the Closing. The Company and its Subsidiaries shall incur such expenses as Buyer reasonably requests in connection with any potential disposition of a Potential Sale Asset; provided that the Company shall not be required to incur expenses in connection with the foregoing in excess of $2 million in the aggregate unless Buyer advances to the Company funds sufficient to reimburse the Company for such expenses. Buyer shall be permitted to identify potential purchasers of Potential Sale Assets and negotiate any agreements with respect to dispositions of Potential Sale Assets. In the event this Agreement is terminated, Buyer shall promptly reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company in complying with this Section 4.12, to the extent not previously reimbursed by Buyer (it being understood that reasonable out-of-pocket expenses shall include any expenses that Buyer requests the Company to incur pursuant to this Section 4.12).

Section 4.13 Treatment of Certain Notes.

(a) Subject to Section 4.13(c), the Company shall, and shall cause each of its Subsidiaries to, use its respective reasonable best efforts to commence, at Buyer’s expense, promptly after the receipt of a written request from Buyer to do so and the receipt of the Offer Documents from Buyer, tender offers to purchase, and any related consent solicitations with respect to, any Indebtedness of the Company and its Subsidiaries on the terms and conditions specified by Buyer in compliance with all applicable covenants in the existing indentures (collectively, the “Debt Offers”), and Buyer shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Offers shall be conditioned on the Closing and otherwise in compliance with applicable Laws and SEC rules and regulations. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, provide cooperation reasonably requested by Buyer in connection with the Debt Offers. With respect to any series of Indebtedness, if requested by Buyer in writing, in lieu of commencing a Debt Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the indenture and officers’ certificates or supplemental indenture governing such series of Indebtedness (i) issue a notice of optional redemption for all of the outstanding principal amount of Indebtedness of such series pursuant to the requisite provisions of the indenture and officer’s certificate governing such series of Indebtedness or (ii) take actions reasonably requested by Buyer that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such series pursuant to the applicable provisions of the indenture and officer’s certificate or supplemental indenture governing such series of Indebtedness, and shall redeem or satisfy and/or discharge and/or defease, as applicable, such series in accordance with the terms of the indenture and officer’s certificate or supplemental indenture governing such series of Indebtedness at the Closing; provided that to the extent that any action described in clause (i) or (ii) can be conditioned on the occurrence of the Effective Time, it will be so conditioned, and, prior to the Company being required to take any of the actions described in clause (i) or (ii) above that cannot be conditioned on the occurrence of the Effective Time, Buyer shall deposit with the trustee under the relevant indenture governing such Indebtedness sufficient funds to effect such redemption, satisfaction, discharge or defeasance. The Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offers (other than that the Closing shall have occurred and that there shall be no Law prohibiting consummation of the Debt Offers) as may be reasonably requested by Buyer in compliance with all applicable covenants in the existing indentures and shall not, without the written consent of Buyer, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as reasonably agreed between Buyer and the Company.

(b) The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee to) execute supplemental indentures to the indentures governing each series of Indebtedness for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and shall become operative only concurrently with the Closing, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Closing, Buyer shall cause the Company to accept for payment and thereafter promptly pay for any Indebtedness that has been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers using funds provided by or at the direction of Buyer.

(c) Buyer shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the Offer Documents. The parties shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of Indebtedness in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and its legal counsel. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Buyer describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable Indebtedness (which supplement or amendment and dissemination may, at the reasonable direction of Buyer, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 4.13(c), the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-1 under the 1934 Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

(d) In connection with the Debt Offers, Buyer may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including legal opinions in the customary form of the Company’s outside legal counsel and indemnities) with such parties so selected.

(e) The Company shall not be required to incur expenses in connection with the foregoing in excess of $2 million in the aggregate unless Buyer advances to the Company funds sufficient to reimburse the Company for such expenses. In the event this Agreement is terminated, Buyer shall promptly reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company in complying with this Section 4.13 to the extent not previously reimbursed by Buyer (it being understood that reasonable out-of-pocket expenses shall include any expenses that Buyer requests the Company to incur pursuant to this Section 4.13), and shall assume any indemnities and other obligations under any agreements entered into by the Company or its Subsidiaries in compliance with this Section 4.13.

Section 4.14 Third Party Rights.

(a) The Company shall, and shall cause each of its Subsidiaries to, comply with its obligations under any notice, consent, right of first refusal or similar provision to which it is subject in any Organizational Document of any of its Subsidiaries or any other Person that is triggered by the execution and delivery or performance of this Agreement (the “Third Party Rights”). As promptly as practicable after the date hereof, Buyer and the Company shall cooperate to execute a joint certificate that reflects the mutually agreed upon value (in light of the transactions contemplated by this Agreement) of any equity interest that is subject to a right of first refusal.

(b) The Company shall use its reasonable best efforts to settle or otherwise resolve and terminate all Third Party Rights so that the control of the Company’s interests in its Subsidiaries may be conveyed to Buyer as contemplated by this Agreement. The Company shall provide Buyer advance notice of, and a reasonable opportunity to comment with respect to, all notices and material correspondence related to the Company carrying out its obligations under this provision, including (i) all communications regarding settlement options with any Person holding Third Party Rights (the “Right Holder”), (ii) all settlement offers or proposals made or received by the Company to or from a Right Holder and (iii) all negotiations and discussions with any Right Holder with respect to obtaining consents or waivers. Without the prior written consent of Buyer (which consent shall not be unreasonably withheld), the Company shall not make or enter into any agreement, commitment or undertaking with respect to any settlement with or purchase of the ownership interest of any Right Holder.

(c) Buyer shall have the right to negotiate and enter into agreements directly with Persons owning any equity interest in any Subsidiary of the Company (and the Company shall provide Buyer reasonable cooperation in connection therewith), which agreement may include the purchase by Buyer of such equity interest in order to resolve, settle or obtain a waiver of any claims or rights that arise as a result of the transactions contemplated by this Agreement.

(d) Without Buyer’s prior written consent, the Company shall not provide any consideration to any Third Party in connection with obtaining any consent, waiver or approval required from any Third Party in connection with the transactions contemplated hereby (it being understood and agreed that the failure to provide any such consideration shall not be deemed to breach any other provision of this Agreement).

(e) At Buyer’s request, the Company shall use its commercially reasonable efforts to amend each Contract specified in Section 4.14 of the Company Disclosure Letter in the manner set forth therein.

(f) At Buyer’s reasonable request with respect to any particular Contract to be entered into (or renewed) after the date hereof, the Company shall use commercially reasonable efforts to provide in such Contract a right on behalf of the Company to terminate such Contract within a reasonable period of time after the Closing Date. In furtherance of the foregoing, the Company shall notify Buyer prior to entering into any new Contract that would, if entered into as of the date hereof, be a Company Material Contract.

Section 4.15 PIK Toggle Debt. Without Buyer’s prior written consent, the Company shall not, and shall cause its Subsidiaries not to, exercise any right to pay in kind any interest payments under any PIK Toggle Debt Obligations, and shall pay all such interest when due in cash.

Section 4.16 Drag-Along Rights. Seller shall use its reasonable best efforts to (i) cause to be exercised promptly following the execution and delivery of this Agreement any rights it or its Affiliates have to require any holder of Company Common Stock to vote in favor of this Agreement and the transactions contemplated hereby, including the rights under Section 4(a) of each of the Stockholders Agreements, and (ii)

cause to be delivered to the Company and Buyer within 30 days of the date hereof written stockholder consents (or proxies) of all holders of Company Common Stock approving (or authorizing the proxy to approve) this Agreement and the transactions contemplated hereby.

Section 4.17 Further Assurances. Following the Closing, Seller shall, and shall cause its Affiliates and representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer or the Company to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transaction contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement.

Section 4.18 Indemnification and Insurance.

(a) Parent, Buyer, and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other Organizational Documents or in any agreement as in effect on the date hereof and which has previously been or will be made available to Parent or Buyer shall survive the Merger and shall continue in full force and effect to the extent provided in the following sentence. Parent and Buyer shall cause the Surviving Corporation to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar Organizational Documents or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees, in each case in effect as of the date hereof and which has previously been provided to Parent or Buyer, and shall not, for a period of six years from the date hereof, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries and all rights to indemnification thereunder in respect of any Litigation pending or asserted or any claim made within such period shall continue until the disposition of such Litigation or resolution of such claim.

(b) From and after the Effective Time, the Surviving Corporation shall, and Parent and Buyer shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of Seller, the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon the receipt of any customary undertaking required by the Surviving Corporation), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Litigation, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or at the Effective Time in connection with such persons serving as an officer, director, employee or other fiduciary of Seller, the Company or any of its Subsidiaries or of any entity if such service was at the request or for the benefit of Seller or the Company.

(c) For a period of six years from the Effective Time, Parent and Buyer shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Seller and the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy with respect to matters arising on or before the Effective Time and from insurance carriers with comparable credit ratings. The Company may, and shall upon the request of Buyer (and at Buyer’s expense), in lieu of the foregoing insurance coverage, purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Seller or the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be obligated to, and the Company shall not, incur costs with respect to such policies of directors’ and officers’ liability insurance in excess of the amount specified on Section 4.18 of the Company Disclosure Letter in the case of an annual payment or in excess of the amount specified on Section 4.18 of the Company Disclosure Letter in the case of a tail policy; provided that Parent, Buyer, and the Surviving Corporation shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of Seller, the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Seller, the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 4.18 is not prior to, or in substitution for, any such claims under any such policies. The provisions of this Section 4.18 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent, Buyer, or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 4.18.

Section 4.19 Swaps. Upon the request of Buyer, the Company shall, and shall cause its applicable Subsidiaries to, enter into one or more agreements reasonably satisfactory to Buyer and the Company (a “Swap Agreement”) in order to effect the termination of the Company’s or its Subsidiaries’ existing interest rate swaps immediately prior to and conditioned upon the occurrence of the Effective Time; provided that in no event shall the Company or any Subsidiary be required to enter into any Swap Agreement that would require a payment by the Company or any such Subsidiary prior to the Effective Time, unless the Buyer advances to the Company funds sufficient on an after-tax basis to reimburse the Company for such payment.

ARTICLE V

TAX MATTERS

Section 5.1 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company will file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer and Seller will, and each will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 5.2 Tax Sharing Agreements. Effective as of the Closing Date, Seller shall terminate all tax sharing and similar agreements and arrangements (excluding, for the avoidance of doubt, this Agreement) between Seller, on the one hand, and the Company or any of its Subsidiaries, on the other hand, such that, after the Closing, neither the Company nor any of its Subsidiaries shall have any obligation or liability thereunder.

Section 5.3 Tax Treatment. Parent, Buyer and the Company agree to treat, for U.S. federal income tax purposes, the conversion of each share of Company Common Stock into the right to receive cash pursuant to Section 1.8(a) as a purchase by Buyer of all shares of Company Common Stock held by the Company Securityholders. The provisions of this Section 5.3 shall survive the consummation of the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) HSR Act. The waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated.

(b) No Injunction, etc. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a Governmental Authority having jurisdiction over Parent, Buyer or the Company directing that the transactions contemplated hereby not be consummated.

(c) Ancillary Agreements. The Exchange Agreement shall have been duly executed and delivered by each of the parties thereto.

Section 6.2 Conditions to Obligations of Parent, Buyer and Merger Sub. The obligations of Parent, Buyer and Merger Sub to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations, Performance. (i) The representations and warranties of the Company contained in Sections 2.2(a), 2.4(a), 2.4(b) (but only with respect to clauses (i) through (iii) thereof) and 2.20 shall be true and correct in all respects, the representations and warranties of the Company contained in Sections 2.4(b)(iv) and (v) (but only insofar as they relate to the Company Equity Interests) shall be true and correct except for de minimis inaccuracies, and the other representations of the Company contained in Sections 2.4(b)(iv) and (v) shall be true and correct in all material respects, in each case at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date and (ii) the other representations and warranties of the Company set forth herein shall be true and correct, in each case at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect. The Company shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. The Company shall have delivered to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect set forth above in this Section 6.2(a).

(b) Stockholder Approval. The holders of not less than 98% of the Company Common Stock shall have executed and delivered to the Company written stockholder consents (directly or through valid proxies) approving this Agreement and the transactions contemplated hereby, and such consents shall be in full force and effect.

(c) No Material Adverse Effect. Subject to the matters disclosed in the Company Disclosure Letter (to the extent the relevance to this condition of any such disclosure is readily apparent on its face) or the Company SEC Documents filed between January 1, 2008 and the date hereof (other than any disclosures set forth in any risk factor section or in any section relating to forward-looking statements, and any other disclosures included therein to the extent they are generic, predictive or forward-looking in nature, whether or not appearing in such sections), since December 31, 2007, there shall not have been any fact, circumstance, event, change, effect or occurrence that constitutes a Material Adverse Effect.

(d) Governmental Consents. All approvals and authorizations required to be obtained from the FCC and any PUC by Parent or any of its Affiliates in connection with the transactions contemplated hereby shall have been obtained (except for approvals and authorizations to be obtained from the FCC that (i) relate to microwave or other FCC Licenses used to provide point-to-point communications or relate to LMDS spectrum, (ii) in the aggregate are immaterial to the Company and (iii) have not been denied by the FCC) and, in the case of such approvals and authorizations required to be obtained from the FCC, shall have become Final Orders.

(e) Conditions to Governmental Consents. There shall not have been imposed, individually or in the aggregate, any (i) Burdensome Condition, or (ii) requirement required to be fulfilled prior to the Closing that has not been fulfilled, in each case, in connection with any of the approvals or authorizations referenced in Section 6.1(a), 6.2(d) or 6.3(b).

(f) FIRPTA Certificate. The Company shall have delivered to Buyer a statement pursuant to Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations, to the effect that the Company Securities do not constitute a U.S. real property interest within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations thereunder; provided that if the Company fails to deliver the statement described in this subsection, the sole remedy shall be that Parent, Buyer, the Exchange Agent and the Surviving Corporation may withhold from the consideration otherwise payable to a holder of Company Securities pursuant to Section 1.8 any amounts required to be withheld pursuant to Section 1445 of the Code, unless such holder provides such Persons with a validly executed IRS Form W-9.

(g) Debt Agreements. The transactions contemplated by the Debt Agreements shall have been consummated prior to or concurrently with the consummation of the Merger, unless the failure to consummate such transactions results from a breach by Parent or any of its Affiliates of any Debt Agreement or this Agreement.

(h) Management Agreement. The Management Agreement shall have been terminated, other than Section 5(b) and Sections 6 through 14 thereof.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations, Performance, etc. The representations and warranties of Parent and Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time. Parent and Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Parent or Buyer at or prior to the Closing. Buyer shall have delivered to the Company a certificate dated the Closing Date and signed by its duly authorized officer to the effect set forth above in this Section 6.3(a).

(b) Governmental Consents. All approvals and authorizations required to be obtained from the FCC by the Company or any of its Affiliates in connection with the transactions contemplated hereby shall have been obtained (except for approvals and authorizations to be obtained from the FCC that (i) relate to microwave or other FCC Licenses used to provide point-to-point communications or relate to LMDS spectrum, (ii) in the aggregate are immaterial to the Company and (iii) have not been denied by the FCC), in any case regardless of whether a Final Order shall have been issued.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the written agreement of Buyer and the Company;

(b) by either Buyer or the Company by notice to the other party, if:

(i) the Closing shall not have been consummated on or before August 31, 2009 (the “End Date”); provided that (x) the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time, or available to Parent or Buyer if the Closing shall not have occurred as a result of the failure of Parent or Buyer to obtain the Financing, (y) if the condition set forth in Section 6.2(d) shall not have been satisfied solely by reason of the failure of any Required Governmental Consent that has been obtained to have become a Final Order, neither party may terminate this Agreement prior to the 60th day after the date on which such Required Governmental Consent was obtained and (z) if the Financing Period shall have commenced on or before the End Date, but not ended on or before the End Date, the End Date shall be automatically extended to the date that is five Business Days after the end of the Financing Period; or

(ii) (x) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (y) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Parent, Buyer or the Company from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that (x) the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such judgment, injunction, order or decree;

(c) by Buyer by notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.2(a) not to be satisfied, and such breach is incapable of being cured by the End Date; or

(d) by the Company by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.3(a) not to be satisfied, and such breach is incapable of being cured by the End Date.

Section 7.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other party hereto except as set forth in Section 4.6(c), the last sentence of Section 4.12, Section 4.13(e), and Section 7.2(b); provided that no such termination shall relieve either party of liability for fraud or intentional misrepresentation, or intentional conduct constituting or resulting in a breach of this Agreement. The provisions of this Section 7.2 and of Section 4.6(c), the last sentence of Section 4.12, Section 4.13(e), Sections 8.1 and 8.2, and Article IX, shall survive any termination hereof pursuant to Section 7.1.

(b) If this Agreement is terminated pursuant to Section 7.1, and the proximate cause of such termination is the failure to satisfy any condition set forth in Section 6.1(a), 6.1(b), 6.2(d), 6.2(e) or 6.3(b) as a result of Parent’s or Buyer’s decision not to agree to any action, restriction, condition or constraint or combination thereof that would meet the standard set forth in clause (x), and not clause (y), of the definition of Burdensome Condition but would not result in aggregate divestitures in excess of 2.8 million subscribers of the Company, Parent or any of their respective Subsidiaries, then Buyer shall pay to the Company contemporaneously with such termination an amount equal to $500 million in cash.

ARTICLE VIII

DEFINITIONS

Section 8.1 Certain Terms. The following terms have the respective meanings given to them below:

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide Third Party offer, proposal or inquiry relating to, or any bona fide Third Party indication of interest in, any acquisition or purchase, direct or indirect, whether by way of asset purchase, stock purchase, merger, consolidation, share exchange, business combination or otherwise, of any material assets of the Company and its Subsidiaries (other than as expressly permitted by this Agreement) or any other transaction the consummation of which would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Affiliate Transaction” has the meaning set forth in Section 2.11.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Exchange Agreement and the Debt Agreements and the agreements contemplated thereby.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 2007 and included in the Company SEC Documents.

“Burdensome Condition” has the meaning set forth in Section 4.7(b).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Letter” means the letter, dated as of the date hereof, delivered by Buyer to the Company at the execution of this Agreement and identified as the Buyer Disclosure Letter.

“Buyer Plans” has the meaning set forth in Section 4.8(b).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” shall mean Parent and its Subsidiaries and the Company and its Subsidiaries, taken as a whole.

“Communications Act” has the meaning set forth in Section 2.2(b).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 2.10(a).

“Company Bonus Plan” has the meaning set forth in Section 2.8(g).

“Company Common Stock” has the meaning set forth in Section 2.4(a).

“Company Disclosure Letter” means the letter, dated as of the date hereof, delivered by the Company to Buyer at the execution of this Agreement and identified as the Company Disclosure Letter.

“Company Equity Interests” has the meaning set forth in Section 2.4(b).

“Company Licenses” has the meaning set forth in Section 2.8(b).

“Company Material Contract” has the meaning set forth in Section 2.18(a).

“Company Option” means each option, security or other right convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Company Common Stock.

“Company SEC Documents” has the meaning set forth in Section 2.6(a).

“Company Securities” means, collectively, Common Stock and Company Options. When any reference is made hereunder to the “number” of Company Securities, such reference shall be the number of shares of Common Stock referred to plus the number of shares of Company Common Stock covered by the Company Options.

“Company Securityholders” means all persons who held Company Securities outstanding immediately prior to the Effective Time that are entitled to be exchanged for payments hereunder.

“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Continuation Period” has the meaning set forth in Section 4.8(a).

“Contract” means mean any oral or written agreement, contract, commitment, instrument, undertaking or arrangement to which the Company or any of its Subsidiaries is a party.

“Debt Agreements” means the agreements identified on Section 8.1 of the Buyer Disclosure Letter.

“Debt Offers” has the meaning set forth in Section 4.13(a).

“Deployment Requests” has the meaning set forth in Section 2.8(c).

“DGCL” has the meaning set forth in Section 1.1.

“Disclosure Letters” means the Buyer Disclosure Letter and the Company Disclosure Letter.

“Effective Time” has the meaning set forth in Section 1.3.

“Employees” has the meaning set forth in Section 4.8(b).

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Environmental Law” has the meaning set forth in Section 2.9(b).

“ERISA” has the meaning set forth in Section 2.10(a).

“ERISA Affiliate” has the meaning set forth in Section 2.10(c)(v).

“Exchange Agent” has the meaning set forth in Section 1.13.

“Exchange Agreement” has the meaning set forth in Section 1.13.

“Exchange Fund” has the meaning set forth in Section 1.9

“FAA” has the meaning set forth in Section 2.8(b).

“FCC” has the meaning set forth in Section 2.2(b).

“FCC Licenses” has the meaning set forth in Section 2.8(b).

“FCC Rules” has the meaning set forth in Section 2.2(b).

“Final Order” means an action or decision as to which (a) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no timely filed petition (or petition for which timely filing has been waived by the applicable Governmental Authority) for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the relevant Governmental Authority does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (d) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed. Notwithstanding the foregoing, no request for a stay, petition for rehearing or reconsideration or appeal shall prevent an action or decision from becoming a Final Order, unless there is a reasonable possibility that it would result in the vacating or rescission of the original action or decision or in its modification in a manner that would cause it no longer to satisfy the condition set forth in Section 6.2(e).

“Financing” has the meaning set forth in Section 3.5.

“Financing Period” means a period of 120 consecutive calendar days commencing upon the later of (a) the receipt of the approvals and authorizations required by Section 6.2(d) (or waiver by Buyer with respect thereto), but without the requirement that such approvals and authorizations shall have become Final Orders, and (b) the satisfaction or waiver (to the extent permitted by applicable Law) of the other conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing); provided that, if the Financing Period commences after January 1, 2009 but prior to March 10, 2009, the Financing Period shall end on May 10, 2009.

“Full Cash Amount” has the meaning set forth in Section 1.8(a).

“GAAP” has the meaning set forth in Section 2.6(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 2.9(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and (c) surety bonds and customs bonds) and (x) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 4.18(b).

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights (whether or not registered), Software, Internet Web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications (including all continuations, continuations-in-part, continuing examinations, reissues, renewals, substitutes, reexaminations and extensions), Trade Secrets and all similar intellectual property rights anywhere in the world.

“Interest Rate” at any time means a rate of 8.0% per annum.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person that is not an individual means the actual knowledge of any executive officer of such Person or any of its Subsidiaries and, with respect to the Company, the individuals listed in Section 8.1 of the Company Disclosure Letter.

“Laws” has the meaning set forth in Section 2.8(a).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Licenses” has the meaning set forth in Section 2.8(a).

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“LMDS” has the meaning set forth in Section 4.1(m).

“Management Agreement” has the meaning set forth in Section 4.1(b).

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole; provided that Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) (A) generally affecting the U.S. mobile wireless voice and data communications industry or the segments thereof in which the Company and its Subsidiaries operate, or (B) generally affecting the economy or the financial, debt, credit or securities markets, in the United States, including effects on such industry, segments, economy or markets resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company or any of its Subsidiaries), except, in the case of clause (A), to the extent that the impact of such fact, circumstance, event, change, effect or occurrence is disproportionately adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, and is not otherwise excluded from the definition of Material Adverse Effect, (ii) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or GAAP (or authoritative interpretations thereof), or (iii) resulting from actions of the Company or any of its Subsidiaries which Buyer has expressly requested in writing, or resulting from the announcement of this Agreement and the transactions contemplated hereby or resulting from the consummation of the transactions contemplated by Section 4.7.

“Material Licenses” has the meaning set forth in Section 2.8(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration Schedule” has the meaning set forth in Section 1.10.

“Merger Sub” has the meaning set forth in the Preamble.

“Negative Effects” has the meaning set forth in Section 4.7(b).

“Offer Documents” has the meaning set forth in Section 4.13(b).

“Operational Plan” has the meaning set forth in Section 4.8(f).

“Option Plan” means the Company’s 2007 Stock Option Plan.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent” has the meaning set forth in the Preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Toggle Debt Obligations” means (i) the Senior Interim Toggle Loans and Senior Toggle Term Loans under (and as defined in) the Senior Interim Loan Credit Agreement dated as of November 16, 2007, as amended, among Alltel Communications, Inc., Alltel Communications Finance, Inc., Citibank, N.A. as administrative agent, and the lenders party thereto, (ii) the Toggle Notes issued under (and as defined in) the Senior Notes Indenture dated as of December 3, 2007, as supplemented, among Alltel Communications, Inc., Alltel Communications Finance, Inc., the Company, and Wells Fargo Bank, National Association, as trustee, and (iii) any other indebtedness of the Company or any of its subsidiaries that allows the interest thereunder to be paid in kind at the option of the obligor thereon.

“PLRs” has the meaning set forth in Section 2.14(d).

“Potential Sale Asset” has the meaning set forth in Section 4.12.

“PUC” means any local or state public utility commission or similar local or state regulatory body.

“Purchase Price” means $5.925 billion, plus, if the Closing occurs after commencement of the Financing Period, an amount equal to interest on $5.925 billion, compounded daily, at the Interest Rate from the third Business Day after the date on which all conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived (to the extent permitted by applicable Law), to and including the Closing Date, based on a 365 day year.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representative” of any Person means the directors, officers, employees, agents, counsel, investment bankers, accountants and other authorized representatives of such Person.

“Required Governmental Consents” means all notices, reports, and other filings required to be made prior to the Closing by the Company, Buyer or any of their respective Affiliates with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Closing by the Company, Buyer or any of their respective Affiliates from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

“Right Holder” has the meaning set forth in Section 4.14(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.6(a).

“SEC” has the meaning set forth in Section 2.6(a).

“Securities Act” has the meaning set forth in Section 2.6(a).

“Senior Interim Loan Credit Agreement” means the senior interim loan credit agreement dated as of November 16, 2007, as amended by the first amendment dated as of November 30, 2007 and the Interim Loan Agreement Amendment, by and among Alltel Corporation, Alltel Communications, LLC, Alltel Communications Finance, Inc., the lenders party thereto, Citibank, N.A. and the other agents party thereto, as amended, restated, waived, supplemented or otherwise modified from time to time.

“Senior Notes Indenture” means the senior notes indenture dated as of December 3, 2007 by and among Alltel Corporation, Alltel Communications, LLC, Alltel Communications Finance, Inc., and Wells Fargo Bank, National Association, as trustee, as amended, restated, waived, supplemented or otherwise modified from time to time.

“Seller” has the meaning set forth in the Preamble.

“Share Purchase Amount” has the meaning set forth in Section 1.3.

“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Specified Indebtedness” has the meaning set forth in Section 2.16(c).

“Sponsors” means the Goldman, Sachs & Co. and TPG Capital, L.P.

“State Licenses” has the meaning set forth in Section 2.8(b).

“Stockholders Agreements” means the agreements listed in Section 2(a) – (c) of Section 2.4 of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Subsidiary Securities” has the meaning set forth in Section 2.5(b).

“Supplemental Retention Amount” means $12.2 million.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” has the meaning set forth in Section 2.14(e).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Return” has the meaning set forth in Section 2.14(e).

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated July 17, 2006, among the Company, Alltel Holding Corp. and Valor Communications Group, Inc.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than the Company or any of its Affiliates.

“Third Party Rights” has the meaning set forth in Section 4.14(a).

“Trade Secrets” means all inventions, invention disclosures, methods, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and proprietary or confidential information.

“Treasury Regulation” means the regulations prescribed under the Code.

“Windstream” means Windstream Corporation.

“Windstream Merger Agreement” means the Merger Agreement, dated December 8, 2005, among the Company, Alltel Holding Corp. and Valor Communications Group, Inc.

Section 8.2 Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. All Exhibits and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Disclosure Letters but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact following by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

if to Parent or Buyer, to:

Verizon Wireless

One Verizon Way, VC 43

Basking Ridge, NJ 07920

Attention: Margaret P. Feldman

with copies (which shall not constitute notice) to:

Verizon Wireless

One Verizon Way, VC 43

Basking Ridge, NJ 07920

Attention: Steven E. Zipperstein

and to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jeffrey J. Rosen and William D. Regner

if to the Seller or the Company, to:

Alltel Corporation

One Allied Drive

Little Rock, Arkansas 72202

Attention: Richard N. Massey, Esq.

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Edward D. Herlihy

Lawrence S. Makow

Steven A. Rosenblum

Stephanie J. Seligman

and to

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Byung W. Choi and Sunil W. Savkar.

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. Promptly following the date hereof, the parties shall cooperate reasonably to implement a mutually acceptable procedure for the delivery of notices by electronic communication and, thereafter, notices delivered by electronic communication shall be deemed received in accordance with the two immediately preceding sentences.

Section 9.2 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, on one or more occasions, shall not be construed as a waiver of any other breach or default of a similar nature, and the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not be construed as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 9.3 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense; provided that Buyer shall pay the fee required to be paid in connection with the filing required under the HSR Act.

Section 9.4 Governing Law, etc.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The parties hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the parties irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the parties hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the parties hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that, except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, without the consent of any other party, Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part, (i) to any acquiror of all or substantially all of the assets or shares of capital stock (or other ownership interests) of the Company or any Subsidiary of the Company (whether by asset purchase, stock purchase, merger, consolidation or otherwise), any or all of its rights hereunder or (ii) to its lenders or other financing sources any or all of its rights hereunder as collateral security, provided that, in the case of each of clause (i) and (ii), no such transfer or assignment will relieve Buyer of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

Section 9.6 Entire Agreement. This Agreement, the Ancillary Agreements, the confidentiality agreement entered into by the parties in connection with the transactions contemplated hereby and the Exchange Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 9.7 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person (including any portfolio company of any Sponsor, unless such portfolio company is a successor or assign of any party) other than the parties and their respective successors and assigns, except to the extent contemplated by Section 4.6(c) or Section 4.18.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.4, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10 Obligation of Parent. Whenever this Agreement requires Buyer or an Affiliate of Buyer or of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Buyer or such Affiliate to take such action and a guarantee by Parent of the performance thereof.

Section 9.11 Survival. For the avoidance of doubt, none of the representations or warranties of any party set forth herein shall survive the Effective Time.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ALLTEL CORPORATION

By:
Name:
Title:

ATLANTIS HOLDINGS LLC

By:
Name:
Title:

CELLCO PARTNERSHIP

By:
Name:
Title:

AIRTOUCH CELLULAR

By:
Name:
Title:

ABRAHAM MERGER CORPORATION

By:
Name:
Title:

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